Exhibit 99.1

Contacts

Julie Leber                                                                    Lauren Burgos

Spotlight Marketing Communications                    Spotlight Marketing Communications

949.427.1391                                                              949.427.1399

julie@spotlightmarcom.com                                    lauren@spotlightmarcom.com

Strategic Student & Senior Housing Trust Acquires 286-Unit Senior Housing Community in Portland, Ore. for $92 Million

Existing facility offers independent living, assisted living and memory care and is scheduled to break ground on an expansion for 23 additional units of memory care in the fall of 2018

PORTLAND, Ore. – (Sept. 4, 2018) – Strategic Student & Senior Housing Trust, Inc. (SSSHT), a public, non-traded real estate investment trust sponsored by SmartStop Asset Management, LLC (SmartStop), announced today its acquisition of Courtyard at Mt. Tabor, a continuum of care senior housing community offering 286 units of independent living, assisted living and memory care in Portland, Oregon. SSSHT purchased the facility for $92 million.

Located at 6125 and 6323 SE Division St., Courtyard at Mt. Tabor is currently 94 percent occupied and 100 percent private pay. An expansion project that will add an additional 23-unit memory care building to the facility is scheduled to break ground in the fall of 2018.

“As an established, award-winning retirement community, Courtyard at Mt. Tabor aligns perfectly with our strategy to acquire stabilized properties that also offer an opportunity to enhance value through operational or structural improvements,” said John Strockis, chief investment officer. “The property also benefits from its ideal location in Portland, a welcoming city with premier senior housing fundamentals and high cultural acceptance of senior living communities. This property is Strategic Student & Senior Housing Trust’s fourth senior housing acquisition and a welcome addition to our diversified and growing real estate portfolio.”

Courtyard at Mt. Tabor is a full-service retirement community that offers extensive dining service options, wellness care and activities, transportation, personal care and support services, housekeeping, and a 24-hour front desk staff. The property received the Caring Stars award in 2015 and 2016, a program that honors the best senior living communities in the United States based on consumer reviews.

Situated on 7.1 acres of land in the Mt. Tabor submarket of Portland, the community was constructed between 1999, 2000 and 2009.

Integral Senior Living, a premier senior living operator that manages independent, assisted living and memory care properties throughout 18 states, has managed the property since 2011 and will continue to manage the property on a day-to-day basis on behalf of the REIT.

“We look forward to being partners with Strategic Student & Senior Housing Trust at Courtyard at Mt. Tabor,” said Collette Valentine-Gray, Integral Senior Living’s CEO and COO. “SSSHT is a top-notch company that intends to continue to invest in senior-living communities, with an eye to enhancing amenities and services. They share our vision and mission of making our communities vibrant, healthy and welcoming environments for residents and their families.”

SSSHT now owns a portfolio of four senior housing communities and two student housing communities acquired for an aggregate contract purchase price of approximately $275 million.

About Strategic Student & Senior Housing Trust, Inc. (SSSHT)

SSSHT is a Maryland corporation that intends to qualify as a real estate investment trust for federal income tax purposes. SSSHT focuses on the acquisition of income-producing, Class “A” student housing and senior housing communities. SSSHT owns two student housing properties and four senior housing properties. For more information regarding SSSHT, please visit https://strategicreit.com/site/sssht.

About SmartStop Asset Management, LLC (SmartStop)

SmartStop is a diversified real estate company focused on self storage, student housing and senior housing assets. The company has approximately $1.6 billion of real estate assets under management, including 118 self storage facilities located throughout the United States and Toronto, Canada, comprised of approximately 75,000 units and 8.6 million rentable square feet. SmartStop’s real estate portfolio also includes five student housing communities with approximately 2,800 beds and 1.1 million square feet of space, as well as four senior housing communities with approximately 640 beds and 500,000 rentable square feet of space. SmartStop is the sponsor of four public non-traded REITs: Strategic Storage Trust IV, Inc., Strategic Storage Trust II, Inc., and Strategic Storage Growth Trust, Inc., all focused on self storage assets, and Strategic Student & Senior Housing Trust, Inc., focused on student and senior housing assets. SmartStop is also a national sponsor of Section 1031 exchange offerings using the Delaware statutory trust structure. Additional information regarding SmartStop is available at www.SAM.com and more information regarding SmartStop® Self Storage in the United States and Canada is available at www.smartstopselfstorage.com.